Exhibit 5.2

CONSENT OF ALLAN ARMITAGE

Vizsla Silver Corp.

The undersigned hereby consents to (i) the references to, and the information derived from, the technical report entitled "Mineral Resource Estimate Update for the Panuco AG-AU-PB-ZN Project, Sinaloa State, Mexico" with an effective date of January 19, 2023, and to (ii) the references to the undersigned's name under the caption "Interests of Experts" in the short form base shelf prospectus, included in or incorporated by reference in the Registration Statement on Form F-10 being filed by Vizsla Silver Corp. with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Allan Armitage
Allan Armitage, P.Geo.

Date: March 14, 2023